UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Change-in-Control Severance Benefit Plan

On March 13, 2008, the Board of Directors of Green Mountain Coffee Roasters, Inc. (the “Company”) approved and adopted the 2008 Change-in-Control Severance Benefit Plan (the “Plan”) for certain key employees of the Company and its subsidiary. Participants in the Plan include Kathryn S. Brooks, Vice President of Human Resources and Organizational Development, R. Scott McCreary, Chief Operating Officer and James Travis, Vice President of Sales.

Under the Plan, if a Change of Control (as defined in the Plan) occurs and the covered employee’s employment is terminated by the Company without Cause (as defined in the Plan) or by the covered employee for Good Reason (as defined in the Plan) in the twelve months immediately following, or in the three months immediately prior to, the change in control, the covered employee will be entitled to the following payments and benefits:

•

A lump sum payment equal to the covered employee’s base salary and the greater of (i) the average of the annual incentive bonuses paid in cash to the covered employee by the Company in the three most recent fiscal years ended prior to the date of the covered employees termination or the date of the change of control, if greater or (ii) the covered employee’s target annual incentive bonus for the fiscal year in which the change in control occurs;

•	A lump sum payment equal to the pro-rata share of the covered employee’s target bonus for the year in which the termination occurs.

•	Full vesting of any stock options or other stock-based award held by the covered employee prior to the change of control.

•	Continued health and dental benefits coverage for 12 months following the change of control.

No covered employee shall be eligible to receive benefits payable under the Plan if he or she is a party to an employment agreement, severance agreement, change in control agreement or similar agreement with the Company or any of its subsidiaries that provides for payments or benefits in connection with a change of control of the Company unless the covered employee waives his or her rights under such agreement.

The foregoing summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 10.1 hereto.

Amendment of Employee Stock Purchase Plan

On March 13, 2008, the Company’s Board of Directors approved an amendment to the Company’s Employee Stock Purchase Plan (as amended, the “ESPP”) in order to remove the expiration date of September 30, 2008, previously included in the plan and make certain other technical changes. The ESPP has no fixed termination date and will continue in effect until all of the shares authorized under the ESPP have been issued or such earlier time as the ESPP is terminated in accordance with its terms.

The foregoing description of the ESPP is qualified in its entirety by reference to the Amended and Restated Employee Stock Purchase Plan which is attached hereto as Exhibit 10.2.

Changes to Compensation of Named Executive Officers

On March 13, 2008, the Company’s Board of Directors approved changes to the compensation payable to Robert P. Stiller, the Company’s founder and former president and chief executive officer who currently serves as the Chairman of the Board of Directors. Mr. Stiller was a named executive officer in the Company’s 2008 proxy statement. Pursuant to the compensation arrangement, Mr. Stiller will serve as a non-executive employee of the Company through September 27, 2008, and is entitled to receive the following payments and benefits:

•	A Board of Directors chairman fee of $50,000 per fiscal year.

•	The standard retainer and annual meeting attendance fees payable to all Company directors.

•	An annual stock option grant of 7,400 shares to be granted at close of business on the date of the Company’s annual meeting.

•	Base salary in the amount of $5,000 per month through September 27, 2008, at which time the Company will re-evaluate whether Mr. Stiller will continue to serve as a non-executive employee.

•	Speaking fees in the amount of $ 10,000 per engagement.

The compensation arrangement described above wholly supersedes the prior compensation agreements between Mr. Stiller and the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Green Mountain Coffee Roasters, Inc. 2008 Change-in-Control Severance Benefit Plan

10.2	Green Mountain Coffee Roasters, Inc. Amended and Restated Employee Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date:	March 19, 2008

Index to Exhibits

Exhibit No.	Description
10.1	Green Mountain Coffee Roasters, Inc. 2008 Change-in-Control Severance Benefit Plan

10.2	Green Mountain Coffee Roasters, Inc. Amended and Restated Employee Stock Purchase Plan